Exhibit 99.1

Molina Healthcare Selected For Nebraska Medicaid Managed Care Program

LONG BEACH, Calif.--(BUSINESS WIRE)--September 26, 2022--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) today announced that its health plan subsidiary, Molina Healthcare of Nebraska, has been selected by the Nebraska Department of Health and Human Services (DHHS) to provide health care services to Nebraskans under the state’s Medicaid managed care program.

The new five-year contract for Molina’s Nebraska health plan is expected to begin January 1, 2024. Molina Healthcare of Nebraska is one of three managed care organizations selected to offer health care coverage to approximately 360,000 Medicaid beneficiaries in the state.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 125), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 5.1 million members as of June 30, 2022. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding DHHS’s selection of Molina Healthcare of Nebraska. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a successful protest or legal action, or a delay in the start date for the contract. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. Information regarding the other risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-951-8382
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588